Exhibit 99.1
                                              Press Release dated March 31, 2009

                     FIRST LITCHFIELD FINANCIAL CORPORATION
                 13 North Street, Litchfield, Connecticut 06759

NEWS RELEASE
For Immediate Release

    First Litchfield Financial Corporation Files Extension for 2008 Form 10-K

Litchfield, Connecticut--March 31, 2009--First Litchfield Financial Corporation (Trading Symbol: FLFL.OB) (the "Company"), today said it has filed with the Securities and Exchange Commission an extension pertaining to the filing of its Form 10-K for the year ended December 31, 2008.

Due to changes in the overall economy and information that became available to the Company subsequent to the issuance of its earnings release on March 9, 2009 for the fourth quarter of 2008 and the year ended December 31, 2008, Management deems it prudent to increase First Litchfield Financial Corporation's loan loss reserves from the levels previously reported. The Company will increase the loan loss provision for 2008 to $1,836,000, which is an increase of $830,000 from the $1,006,000 amount reported in its earnings release of March 9, 2009. The additional loss provision increases the total allowance for loan and lease losses ("ALLL") to $3,698,820, which is approximately 1% of loan balances of $369,447,069 at year end 2008. The ratio of the ALLL to total loans and leases increased 35 basis points during 2008, while total loans and leases increased $40,434,130 or 12% during the year. The Company anticipates that its Annual Report on Form 10-K for the year ended December 31, 2008 containing its audited financial statements for 2008 will be filed by April 15, 2009.

The additional loss provision reduces the net income for the quarter ending December 31, 2008 from $1,976,471 to $1,428,671 compared to $284,846 for the same period in 2007. The additional loss provision increases the year end December 31, 2008 loss from $2,334,449 to $2,882,249, which compares to income of $1,947,342 for the year ending December 31, 2007.

"We believe an additional loan loss provision is prudent in light of the deterioration in the overall market conditions in this recessionary economy and the resulting increased risk with respect to a few specific loans within the Bank's portfolio, as well as the increased risk inherent in lending in these challenging economic times. However, The First National Bank of Litchfield remains confident about the overall quality of its loan and lease portfolio and is committed to meeting the credit needs of the individuals, businesses and communities which it serves, just as it has since 1814," said Joseph J. Greco, President and Chief Executive Officer.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

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                                 About the Bank

One of the oldest nationally chartered banks in the country, The First National Bank of Litchfield has served the communities of northwestern Connecticut since 1814. It has nine full-service offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and two in Torrington. The Bank maintains a full-service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing Corporation, provides middle-market equipment leasing/financing to the commercial markets of Connecticut and Massachusetts. The Company's website address is www.fnbl.com.
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Contact:   Joseph J. Greco, President and CEO, (860) 567-6438

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